Exhibit 3.23

FILED
In the Office of the
ARTICLES OF INCORPORATION	Secretary of State of Texas
OF	JUN 07 2001
CIRRO GROUP, INC.	Corporations Section

I, the undersigned, a natural person of the age of eighteen (18) years or more, a citizen of the State of Texas, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation.

ARTICLE I

Name

The name of the Corporation is Cirro Group, Inc.

ARTICLE II

Period of Duration

The period of duration is perpetual.

ARTICLE III

Section 1 - Purposes

The purpose for which the Corporation is organized is the transaction of any and all lawful business for which the Corporation may be incorporated and not prohibited by Article 2.01B of the Texas Business Corporation Act, as now written or as hereafter amended.

Section 2 - Statutory Powers

Subject to any specific written limitations or restrictions imposed by the Texas Miscellaneous Corporation Act, by the Texas Business Corporation Act, or by other applicable laws, and solely in the furtherance of and not in addition to the purposes set forth in Section 1 of this Article, the Corporation shall have and exercise all of the powers not inconsistent with these Articles.

ARTICLE IV

Authorized Shares

The aggregate number of shares which the Corporation shall have the authority to issue is One Hundred Million (100,000,000) shares of Common Stock without par value ($0.00) per share.

ARTICLE V

Initial Consideration for Issuance of Shares

The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00) consisting of money, labor done or property actually received.

ARTICLE VI

Address of Initial Registered Office

and Name of Initial Registered Agent

The address of the initial registered office of the Corporation is 15303 Dallas Parkway, Suite 700, LB 17, Addison, Texas 75001. The name of the initial registered agent of the Corporation at such address is William D. Hayward.

ARTICLE VII

Data on Respective Directors

The number of Directors constituting the initial Board of Directors shall be four (4). The name and address of the persons who are to serve as Directors until the first annual meeting of the shareholders or until their successors are duly elected and qualified are:

Name	Address

Tim Rogers	14850 Montfort Drive, Suite 180 Dallas, Texas 75240

Tim Terrell	14850 Montfort Drive, Suite 180 Dallas, Texas 75240

Gary Shapiro	14850 Montfort Drive, Suite 180 Dallas, Texas 75240

Tim Bell	14850 Montfort Drive, Suite 180 Dallas, Texas 75240

Adoption of the Bylaws

The initial Bylaws shall be adopted by the Board of Directors. The Board of Director shall have the power to alter, amend or repeal the Bylaws of the Corporation and to adopt new Bylaws, subject to repeal or change by action of the shareholders.

ARTICLE VIII

Data Respecting Incorporator

The name and address of the Incorporator is as follows:

William D. Hayward

15303 Dallas Parkway, Suite 700

Addison, Texas 75001

ARTICLE IX

Denial of Cumulative Voting

Cumulative voting of shares in the election of Directors or upon any other matter is expressly prohibited. The shareholders entitled to vote for the election of Directors shall be entitled to cast one vote per directorship for each share held, and no more.

ARTICLE X

Denial of Pre-Emptive Rights of Shareholders

No shareholder of this Corporation shall have any pre-emptive right to acquire additional, unissued or treasury shares of the Corporation, or any other securities of the Corporation.

ARTICLE XI

Indemnification of Directors and Officers

The Corporation shall provide indemnification of directors and officers of the Corporation to the full extent allowable by law, including but not limited to the provisions of Article 2.02-1 of the Texas Business Corporation Act, as now written or as hereafter amended.

ARTICLE XII

Limitation of Liability

No director of the Corporation shall be liable to the Corporation or any of its shareholders for monetary damages for an act or omission in the director’s capacity as a director, provided, however, that the limitation of liability contained in this Article XII shall not eliminate or limit the liability of a director to the extent the director is found liable for:

1)              A breach of a director’s duty of loyalty to the Corporation or its shareholders;

2)                                     An act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

3)                                     A transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

4)            An act or omission for which the liability of a director is expressly provided for by an applicable statute.

This Article XII shall provide limitation of liability for directors of the Corporation to the full extent allowable by law, including but not limited to the provisions of Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, as now written or as hereafter amended.

ARTICLE XIII

Shareholder Consent Election

It is hereby provided that, in accordance with Article 9.10A of the Texas Business Corporation Act, any action required to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents, in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

IN WITNESS WHEREOF, I have hereunder set my hand this 5th day of June, 2001.

/s/ William D. Hayward
William D. Hayward, Incorporator

Corporations Section P.O.Box 13697 Austin, Texas 78711-3697	[SEAL]	Nandita Berry Secretary of State

Office of the Secretary of State

CERTIFICATE OF FILING

OF

CIRRO GROUP, INC.

163184900

The undersigned, as Secretary of State of Texas, hereby certifies that a Certificate of Amendment for the above named entity has been received in this office and has been found to conform to the applicable provisions of law.

ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.

Dated: 04/17/2014

Effective: 04/17/2014

[SEAL]	/s/ NANDITA BERRY

Nandita Berry Secretary of State

Come visit us on the internet at http://www.sos.state.tx.us/
Phone: (512) 463-5555	Fax: (512) 463-5709	Dial: 7-1-1 for Relay Services
Prepared by: Debi Mojica	TID: 10303	Document: 539643260002

FILED
CERTIFICATE OF AMENDMENT	In the Office of the
Secretary of State of Texas
TO THE	APR 17 2014

CERTIFICATE OF INCORPORATION
Corporations Section
OF

CIRRO GROUP, INC.

Cirro Group, Inc., a corporation organized and existing under and by virtue of the Texas Business Organization Code of the State of Texas (the “Corporation”) does hereby certify that:

FIRST: The name of the Corporation is Cirro Group, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Texas on June 7, 2001.

THIRD: Article IV of the Corporation’s Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth below:

Article IV: The Corporation is authorized to issue 100 shares of Common Stock with a par value of $0.01 per share. The subscription of NRG Energy, Inc. for the purchase of 100 shares of Common Stock of this Corporation for a total cash price of One Dollar ($1.00) and no cents be accepted and that, upon payment to this Corporation of the subscription price therefore, there be issued to such subscriber One Hundred (100) shares of Common Stock of this Corporation.

FOURTH: Article VII of the Corporation’s Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth below:

Article VII: The number of Directors constituting the Board of Directors shall be one (1) sole director.

FIFTH: The Board of Directors of the Corporation approved and adopted the foregoing amendment to the Certificate of Incorporation in accordance with the Business Organizations Code of the State of Texas and directed that such amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration, approval and adoption thereof.

SIXTH: The stockholders of the Corporation duly approved and adopted said proposed amendment on April 1, 2014 in accordance with Titles 1 and 2 of the Business Organizations Code of the State of Texas and the provisions of the Certificate of Incorporation.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name this 17th day of April, 2014.

CIRRO GROUP, INC.

By:	/s/ G. Gary Garcia
Name:	G. Gary Garcia
Title:	Vice President and Treasurer